Exhibit 3.4

Commonwealth of The Bahamas	IBC 01

The International Business Companies Act

(No. 2 of 1990)

Certificate of Incorporation	(Section 11 and 12)

No. 115650 B

CELTIC PACIFIC (UK) TWO LIMITED

I, STERLING R.L. QUANT, Registrar General, of the Commonwealth of The Bahamas Do Hereby Certify pursuant to the International Business Companies Act, (No. 2 of 1990) that all the requirements of the said Act in respect of incorporation have been satisfied, and that

CELTIC PACIFIC (UK) TWO LIMITED

is incorporated in the Commonwealth of The Bahamas as an International Business Company this 26th day of October, 2000

Given under my hand and seal
At Nassau in the Commonwealth of The Bahamas

[Signature of Registrar General]

COMMONWEALTH OF THE BAHAMAS

Registrar General’s Department
I certify the foregoing to be a true copy of the
original document

[Signature of Registrar General]